                                                                 EXHIBIT 10.21



                                TABLE OF CONTENTS

1.       Sale and Purchase of Debentures....................................  2
         1.1      Debentures................................................  2
         1.2      Optional Redemption.......................................  2
         1.3      Warrants..................................................  2
         1.4      Commitment; Closing Date..................................  3
         1.5      Processing Fee............................................  3

2.       Representations and Warranties of the Borrowers....................  3
         2.1      Corporate Status..........................................  3
         2.2      Capitalization............................................  4
         2.3      Authorization.............................................  5
         2.4      Validity and Binding Effect...............................  6
         2.5      Contracts and Other Commitments...........................  6
         2.6      Litigation................................................  6
         2.7      Financial Statements......................................  6
         2.8      SEC Reports...............................................  6
         2.9      Absence of Changes........................................  7
         2.10     No Defaults...............................................  7
         2.11     Compliance With Law.......................................  7
         2.12     Taxes.....................................................  7
         2.13     Certain Transactions......................................  8
         2.14     Title to Property.........................................  8
         2.15     Intellectual Property.....................................  8
         2.16     Environmental Matters.....................................  9
         2.17     Accounting Matters........................................ 10
         2.18     SBA Forms................................................. 10
         2.19     Prior Sales............................................... 11
         2.20     Regulatory Compliance..................................... 11
         2.21     Margin Regulations........................................ 11
         2.22     [Reserved]................................................ 11
         2.23     Limited Offering.......................................... 11
         2.24     Registration Obligations.................................. 11
         2.25     Insurance................................................. 11
         2.26     Governmental Consents..................................... 11
         2.27     Employees................................................. 12
         2.28     ERISA..................................................... 12
         2.29     Fees/Commissions.......................................... 13
         2.30     Survival.................................................. 13

3.       Representations and Warranties of Purchaser........................ 13
         3.1      Corporate Status.......................................... 13
         3.2      Authorization............................................. 13
         3.3      Validity and Binding Effect............................... 13

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         3.4      Accredited Investor, Investment Intent.................... 14
         3.5      Survival.................................................. 14

4.       Conditions Precedent to the Obligations of Purchaser............... 14
         4.1      Representations and Warranties............................ 14
         4.2      Officer's Certificate..................................... 14
         4.3      Satisfactory Proceedings and Secretary's Certificate...... 14
         4.4      Legal Opinion............................................. 15
         4.5      Authorization Agreement................................... 15
         4.6      Existence and Authority................................... 15
         4.7      Delivery of Operative Documents........................... 15
         4.8      Required Consents......................................... 16
         4.9      Waiver of Conditions...................................... 16
         4.10     Small Business Concern.................................... 16

5.       Covenants of the Company and the Co-Maker.......................... 16
         5.1      Use of Proceeds........................................... 16
         5.2      Corporate Existence, Etc.................................. 16
         5.3      Maintenance of Properties, Etc............................ 17
         5.4      Nature of Business........................................ 17
         5.5      Insurance................................................. 17
         5.6      Taxes, Claims for Labor and Materials..................... 17
         5.7      Compliance with Laws, Agreements, Etc..................... 17
         5.8      ERISA Matters............................................. 18
         5.9      Books and Records: Rights of Inspection................... 18
         5.10     Reports................................................... 18
         5.11     Limitations on Debt and Obligations....................... 20
         5.12     Guaranties................................................ 21
         5.13     Limitation on Liens....................................... 21
         5.14     Restricted Payments....................................... 22
         5.15     Investments............................................... 22
         5.16     Mergers, Consolidations and Sales of Assets............... 23
         5.17     Transactions with Affiliates.............................. 25
         5.18     Notice.................................................... 25
         5.19     Board of Directors; Observer Rights....................... 25
         5.20     Annual Plan............................................... 26
         5.21     Further Assurances........................................ 26

6.       Subordination of Debentures........................................ 26
         6.1      Subordination............................................. 26
         6.2      Subrogation............................................... 26
         6.3      Borrowers Obligations Not Impaired........................ 26

7.       [Reserved]......................................................... 27

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8.       Restrictions on Transfer; Registration Rights...................... 27
         8.1      Legends; Restrictions on Transfer......................... 27
         8.2      Registration Rights....................................... 27

9.       Events of Default; Remedies........................................ 27
         9.1      Events of Default......................................... 27
         9.2      Remedies Upon Default..................................... 29
         9.3      Acceleration of Maturities................................ 30
         9.4      Joint and Several Obligations............................. 30

10.      Amendments, Waivers and Consents................................... 31
         10.1     Consent Required.......................................... 31
         10.2     Solicitation of Debenture Holders......................... 31
         10.3     Effect of Amendment or Waiver............................. 31

11.      Interpretation of Agreement; Definitions........................... 31
         11.1     Definitions............................................... 31
         11.2     Accounting Principles..................................... 35
         11.3     Directly or Indirectly.................................... 35

12.      Miscellaneous...................................................... 35
         12.1     Expenses, Stamp Tax Indemnity............................. 35
         12.2     Powers and Rights Not Waived; Remedies Cumulative......... 35
         12.3     Notices................................................... 36
         12.4     Assignments............................................... 37
         12.5     Survival of Covenants and Representations................. 37
         12.6     Severability.............................................. 37
         12.7     Governing Law............................................. 37
         12.8     Captions; Counterparts.................................... 37
         12.9     Confidentiality........................................... 38
         12.10    Publicity................................................. 38

                          DEBENTURE PURCHASE AGREEMENT

                                     BETWEEN

                        PINECREEK CAPITAL PARTNERS, L.P.

                                       AND

                      COMPASS PLASTICS & TECHNOLOGIES, INC.

                                       AND

                             AB PLASTICS CORPORATION


                                February 27, 1998


                          DEBENTURE PURCHASE AGREEMENT


         This DEBENTURE PURCHASE AGREEMENT (the "Agreement") entered into the 27th day of February, 1998, by and between COMPASS PLASTICS & TECHNOLOGIES, INC., a Delaware corporation (the "Company"), AB PLASTICS CORPORATION, a California corporation (the "Co-Maker"), and PINECREEK CAPITAL PARTNERS, L.P., a California limited partnership (the "Purchaser").


                              W I T N E S S E T H:

         WHEREAS, each of the Company and the Co-Maker (each a "Borrower" and collectively the "Borrowers") desires to obtain additional capital for use in connection with its business through the issue and sale of certain securities, and Purchaser is willing to purchase such obligations from the Company and the Co-Maker, on the terms and conditions set forth herein.

         NOW, THEREFORE, in mutual consideration of the premises and the respective representations, warranties, covenants and agreements contained herein, the parties agree as follows:

         1. Sale and Purchase of Debentures

                  1.1 Debentures. The Borrowers have authorized the issue and sale of Two Million Dollars ($2,000,000.00) aggregate principal amount of 12.25% Subordinated Debentures due February 27, 2003 (the "Debentures"), to be dated the date of issue, to bear interest from such date at the rate of 12.25% per annum, payable quarterly by automatic debit on the first day of each March, June, September, and December in each year, commencing June 1, 1998, and at maturity, to mature on February 27, 2003, and to bear such other terms as are set forth in the form attached hereto as Exhibit A-1. Interest on the Debentures shall be computed on the basis of a 360-day year of twelve 30-day months. The Borrowers may prepay the indebtedness evidenced by the Debentures without premium or penalty and as provided by Section 1.2. The term "Debenture" and "Debentures" as used herein includes the Debenture in the form of Exhibit A-1 and any other Debenture delivered pursuant to this Agreement. Capitalized terms shall have the meanings assigned by Section 11 unless otherwise defined herein.

                  1.2 Optional Redemption.

                           (a) The Debentures may be redeemed, repaid, or
repurchased, at the Borrowers option, in whole at any time or in part from time to time, provided that in case of each redemption at the Borrowers option hereunder, the Borrowers shall give written notice (the "Redemption Notice") to each holder of a Debenture to be redeemed not less than 30 nor more than 45 days prior to the date fixed for such redemption (the "Redemption Date"). The Redemption Notice shall specify the Redemption Date, the aggregate principal amount of the Debentures to be redeemed on the Redemption Date, and the principal amount of Debentures held by such holder to be redeemed on such date. After the Redemption Notice is mailed, Debentures called for redemption shall become due and payable on the Redemption Date.

                           (b) Neither the Borrowers nor any Subsidiary or
Affiliate of the Borrowers, directly or indirectly, may repurchase or make any offer to repurchase any Debentures unless the offer has been made to repurchase Debentures, pro rata, from all holders of the Debentures at the same time and upon the same terms. If the Borrowers repurchase or otherwise acquire any Debentures, such Debentures shall immediately thereafter be canceled, and no Debentures shall be issued in substitution therefor. Without limiting the foregoing, upon the purchase or other acquisition of any Debentures by the Borrowers or any Subsidiary or Affiliate, such Debentures shall no longer be outstanding for purposes of any Section of this Agreement relating to the taking by the holders of the Debentures of any actions with respect hereto.

                  1.3 Warrants In consideration of the Purchasers purchase of the Debentures, the Company shall grant to Purchaser the following Warrants.

                  (a) At the Closing, the Company shall grant, issue, and deliver to Purchaser a Stock Purchase Warrant, dated the Closing Date, in the form attached hereto as Exhibit A-2 (the "Initial Warrant"), entitling Purchaser to purchase, at any time and from time to time during the five year period beginning on the Closing Date, up to 120,000 Shares of the Company's Common Stock at an initial Exercise Price of $6.75 per share.

                  (b) Until the indebtedness evidenced by the Debentures has been paid in full, on the anniversary of the Closing Date of each year beginning on the anniversary of the Closing Date beginning in the year 2000, the Company shall grant, issue, and deliver to Purchaser additional Stock Purchase Warrants, in the form of Exhibit A-3 ("Contingent Warrants"), each entitling Purchaser to purchase up to 40,000 Shares of Common Stock at an Exercise Price equal to the greater of (i) $7.00 per share, or (ii) 75% of the average closing bid price of the Company's Common Stock for the 20 trading days preceding such anniversary date, at any time and from time to time during the five year period beginning on the date of issue of such Contingent Warrant.

                  1.4 Commitment; Closing Date. Subject to the terms and conditions hereof and on the basis of the representations and warranties hereinafter set forth, the Borrowers agree to issue and sell to Purchaser, and Purchaser agrees to purchase from the Borrowers, Debentures (the "Debentures") in the aggregate principal amount of Two Million Dollars ($2,000,000.00) at a purchase price equal to 100% of the principal amount thereof, at the Closing. Delivery of the Debentures (the "Closing") shall be made at the offices of Purchaser, Irvine, California, against payment therefor by federal funds wire transfer in immediately available funds and to the accounts and in the amounts set forth in the Borrowers wire instructions in the form of Exhibit B hereto, at 10:00 A.M., California time, on February 27, 1998, or such later date as the Borrowers and Purchaser shall agree (the "Closing Date"). The Debentures delivered to Purchaser on the Closing Date shall be delivered to Purchaser in the form of a single Debenture for the full amount of such purchase price (unless different denominations are specified by Purchaser), registered on the books of the Borrowers in Purchaser's name or in the name of such nominee as Purchaser may specify and, with appropriate insertions, in the form attached hereto as Exhibit A-1, all as Purchaser may specify at least 24 hours prior to the date fixed for delivery.

                  1.5 Processing Fee. The Borrowers shall pay to Purchaser on or before the Closing Date a processing fee in an amount equal to $40,000.

         2. Representations and Warranties of the Borrowers. Each of the Company and the Co-Maker hereby represents and warrants to Purchaser as follows:

                  2.1 Corporate Status.

                           (a) The Company is a corporation duly organized,
validly existing and in good standing under the laws of the State of Delaware, and has the corporate power to own and operate its properties, to carry on its business as now conducted and to enter into and to perform its obligations under this Agreement, the Debentures, the Registration Rights Agreement, and any other document executed and delivered by the Company in connection herewith or therewith (collectively, the "Operative Documents"). The Company is qualified to do business and is in good standing in each state or other jurisdiction in which such qualification is necessary under applicable law, except where the failure to so qualify would not have a Material Adverse Effect on the financial condition or results of operations of the Company and its Subsidiaries taken as a whole. The Co-Maker is a corporation duly organized, validly existing and in good standing under the laws of the State of California, and has the corporate power to own and operate its properties, to carry on its business as now conducted and to enter into and to perform its obligations under this Agreement, the Debentures, and any other document executed and delivered by the Co-Maker in connection herewith or therewith (collectively, the "Operative Documents"). The Co-Maker is qualified to do business and is in good standing in each state or other jurisdiction in which such qualification is necessary under applicable law, except where the failure to so qualify would not have a Material Adverse Effect on the financial condition or results of operations of the Co-Maker or the Company and its Subsidiaries taken as a whole.

                           (b) Schedule 2.1(b) sets forth a complete list of
each corporation, partnership, joint venture, limited liability company or other business organization in which the Company owns, directly or indirectly, any capital stock or other equity interest in excess of $1,000, or with respect to which the Company or any Subsidiary, alone or in combination with others, is in a control position, which list shows the jurisdiction of incorporation or other organization and the percentage of stock or other equity interest of each Subsidiary owned by the Company. Each Subsidiary is duly organized, validly existing and in good standing under the laws of the jurisdiction of incorporation or other organization as indicated on Schedule 2.1(b), each has all requisite power and authority and holds all material licenses, permits and other required authorizations from government authorities necessary to own its properties and assets and to conduct its business as now being conducted, and each is qualified to do business as a foreign corporation (or business organization) and is in good standing in every jurisdiction in which such qualification is necessary under applicable law, except where the failure to so qualify would not have a Material Adverse Effect on the financial condition or results of operations of the Company and its Subsidiaries taken as a whole. All of the outstanding shares of capital stock, or other equity interest, of each Subsidiary owned, directly or indirectly, by the Company have been validly issued, are fully paid and nonassessable, and are owned by the Company free and clear of all liens, charges, security interests, or encumbrances except in favor of The Sumitomo Bank of California (as Agent) and Purchaser.

                  2.2 Capitalization.

                           (a) The authorized capital stock of the Company
consists of (i) 5,000,000 shares of Preferred Stock, $.0001 par value, none of which are issued and outstanding, and (ii) 20,000,000 shares of Common Stock, $.0001 par value, 4,883,750 of which are issued and outstanding as of the date hereof. All shares of Common Stock outstanding have been validly issued and are fully paid and nonassessable. There are no statutory or contractual preemptive rights, rights of first refusal, antidilution rights, or any similar rights held by any party with respect to the issuance of the Debentures.

                           (b) The Company has not granted, or agreed to grant
or issue, any options, warrants or rights to purchase or acquire from the Company any shares of capital stock of the Company, there are no securities outstanding or committed to be issued by the Company or any Subsidiary which are convertible into or exchangeable for any shares of capital stock or other securities of the Company, and there are no contracts, commitments, agreements, understandings, arrangements or restrictions as to which the Company is a party, or by which it is bound, relating to any shares of capital stock or other securities of the Company, whether or not outstanding except for (i) the Debentures and Warrants to be issued pursuant to this Agreement, and (ii) such options, warrants and other rights to acquire capital stock of the Company set forth on Schedule 2.2(b). Except as set forth on Schedule 2.2(b), all such shares have been duly reserved for issuance, have been duly and validly authorized, and upon issuance in accordance with the terms of the respective instruments and receipt of payment therefor, will be validly issued, fully paid, and nonassessable.

                           (c) The Common Stock issuable upon exercise of the
Warrants has been duly and validly reserved for issuance and, upon issuance in accordance with the terms of this Agreement, will be duly and validly issued, fully paid, and nonassessable and will be free of restrictions on transfer other than restrictions under applicable state and federal securities laws.


                  2.3 Authorization. Each of the Company and the Co-Maker has full legal right, power and authority to enter into and perform its obligations under the Operative Documents without the consent or approval of any other person, firm, governmental agency, or other legal entity, other than The Sumitomo Bank of California and Manufacturers Bank (which consents have been obtained). The execution and delivery of this Agreement, the issuance of the Debentures hereunder, the execution and delivery of each other document in connection herewith or therewith to which either Borrower is a party, and the performance by each Borrower of its obligations hereunder or thereunder, have been duly authorized by all necessary corporate action properly taken, have received all necessary governmental approvals, if any were required, and do not and will not contravene or conflict with (i) the Certificate or Articles of Incorporation or Bylaws of either Borrower, (ii) any material agreement to which the Company or any of its Subsidiaries is a party or by which any of them or their properties is bound, or constitute a default thereunder, or result in the creation or imposition of any lien, charge, security interest, or encumbrance of any nature (other than in favor of purchaser) upon any of the property or assets of the Company or any of its Subsidiaries pursuant to the terms of any such agreement or instrument, or (iii) violate any provision of law or any applicable judgment, ordinance, regulation or order of any court or governmental agency. The officer(s) executing this Agreement, the Debentures, and any other document executed and delivered by either Borrower in connection herewith or therewith, is duly authorized to act on behalf of the Company or the Co-Maker.

                  2.4 Validity and Binding Effect. Each of the Operative Documents is the legal, valid and binding obligation of the Company and the Co-Maker, enforceable against the Company and the Co-Maker in accordance with its terms, subject to such limitations on enforceability as may exist under equitable principles of law or the application of bankruptcy or insolvency laws.

                  2.5 Contracts and Other Commitments. Except as disclosed on
Schedule 2.5 and other than as filed by the Company with the Securities and Exchange Commission ("SEC") as an exhibit pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act (each such disclosed or filed agreement an "Applicable Contract"), the Company and its Subsidiaries are not bound by any loans, liens, pledges, security interests, agreements, indentures, or instruments defining the rights of security holders under any securities or other financings upon which the Company or any Subsidiary is obligated or by which the Company is bound.

                  2.6 Litigation. Except as set forth on Schedule 2.6, there is no litigation, arbitration, claim, proceeding or investigation pending or threatened in writing to which the Company or any Subsidiary is a party or of which any of its respective properties or assets is the subject which, if determined adversely to the Company or such Subsidiary, would individually or in the aggregate have a Material Adverse Effect on the financial position, results of operations, or business of the Company and its Subsidiaries taken as a whole.

                  2.7 Financial Statements. Except as set forth on Schedule 2.7, the consolidated financial statements of the Company and its Subsidiaries (i) for the fiscal year ended October 26, 1997, and (ii) as of October 27, 1996 (which include related consolidated statement of operation, stockholders equity and cash flows for the 48 weeks ended September 27, 1996 and for the four weeks ended October 27, 1996); the financial statements of AB Plastics Corporation as of October 29, 1995 and October 30, 1994; and the unaudited consolidated financial statements of the Company and AB Plastics Corporation as of and for the fiscal quarter ended January 25, 1998, and the related notes, copies of which the Company previously has delivered to Purchaser, fairly present the financial position, results of operations, cash flows and changes in stockholders' equity of the Company and its consolidated Subsidiaries, and of AB Plastics Corporation, at the respective dates of and for the periods to which they apply in such financial statements, and have been prepared in accordance with generally accepted accounting principles ("GAAP") consistently applied throughout the periods indicated, subject, in the case of interim financial statements, to normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate, be materially adverse) and the absence of notes (that, if presented, would not differ materially from those included in the most recent audited consolidated financial statements). No financial statements of any other person(s) are required by GAAP to be included in the consolidated financial statements of the Company.

                  2.8 SEC Reports. The Company's Common Stock is listed for trading on the NASDAQ National Market and has been duly registered under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). To the date hereof, the Company has timely filed all reports, registrations, proxy or information statements, and all other documents, together with any amendments required to be made thereto, required to be filed with the SEC under the Securities Act and the Exchange Act (collectively, the "SEC Reports"). As of their respective dates, the SEC Reports complied in all material respects with all rules and regulations promulgated by the SEC and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

                  2.9 Absence of Changes. Except as set forth on Schedule 2.9, since January 25, 1998, (i) neither the Company nor any of its Subsidiaries have incurred any liabilities or obligations, direct or contingent, or entered into any transactions, not in the ordinary course of business, that are material to the Company and its Subsidiaries taken as a whole, (ii) neither the Company nor any of its Subsidiaries have purchased any of its outstanding capital stock or declared, or paid any dividend or other distribution or payment in respect of its capital stock, other than intercompany transfers from AB Plastics Corporation to the Company, (iii) there has not been any change in the authorized or issued capital stock, long-term debt, or short-term debt of the Company or the Co-Maker, other than scheduled amortization of term debt and changes in revolving credit usage in the ordinary course of business, and (iv) there has not been any material adverse change in or affecting the business, operations, properties, assets, or condition (financial or otherwise) of the Company or any Subsidiary.

                  2.10 No Defaults. Except as set forth on Schedule 2.10 and except where a default or event of default does not constitute a Material Adverse Event, no default or event of default by the Company or any Subsidiary exists under this Agreement or any of the other Operative Documents, or under any Applicable Contract, or other material instrument or agreement to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary or its respective properties are bound or, to the knowledge of the Borrowers, affected, and to the knowledge of the Borrowers no event has occurred and is continuing that with notice or the passage of time or both would constitute a default or event of default thereunder.


                  2.11 Compliance With Law. The Company and each Subsidiary are in compliance with all foreign, federal, state or local laws, regulations, decrees and orders applicable to them (including but not limited to the Foreign Corrupt Practices Act, occupational and health standards and controls, antitrust, monopoly, restraint of trade or unfair competition), except to the extent that noncompliance, in the aggregate, does not constitute a Material Adverse Event.


                  2.12 Taxes. Except as set forth on Schedule 2.12, the Company and its Subsidiaries have filed or caused to be filed all federal, state and local income, excise and franchise tax returns for taxable years ending during calendar years 1995, 1996, and 1997 required to be filed (except for returns that have been appropriately extended), and have paid, or provided for the payment of, all taxes shown to be due and payable on said returns and all other taxes, impositions, assessments, fees or other charges imposed on them by any governmental authority, agency or instrumentality, prior to any delinquency with respect thereto (other than taxes, impositions, assessments, fees and charges currently being contested in good faith by appropriate proceedings, for which appropriate amounts have been reserved), and the Borrowers do not know of any proposed assessment for additional taxes or any basis therefor. No tax liens (which have not been released) have been filed against the Company or its Subsidiaries or any of their properties.

                  2.13 Certain Transactions. Except as set forth in the filings made by the Company with the SEC and except as to indebtedness incurred in the ordinary course of business and approved by the Board of Directors of the Company, neither the Company nor any Subsidiary is indebted, directly or indirectly, to any of its officers or directors, or to their respective spouses or children, or to any of their affiliates, in excess of an aggregate amount of $60,000, and none of such officers or directors or any member of their immediate families or affiliates, is indebted to the Company or any Subsidiary in excess of an aggregate amount of $60,000, or has any direct or indirect ownership interest in any firm or corporation with which the Company or any Subsidiary is affiliated or with which the Company has a business relationship, or any firm or corporation which competes with the Company or any Subsidiary, except as set forth on Schedule 2.13. Except as set forth in the registration statements or periodic reports filed by the Company with the SEC, no officer or director of the Company or any Subsidiary or any member of their immediate families or affiliates is, directly or indirectly, interested in any contract with the Company or any Subsidiary that would require disclosure under Item 404 of Regulation S-K. Neither the Company nor any Subsidiary is a guarantor or indemnitor of any indebtedness of any other person, firm or corporation, other than guaranties by the Company of indebtedness or obligations of Wholly-owned Subsidiaries permitted by Section 5.11.

                  2.14 Title to Property. The Company and each Subsidiary has good and marketable title to all real and personal property owned by it, free and clear of all liens, security interests, pledges, encumbrances, claims and restrictions of every kind and nature whatsoever, except as disclosed on
Schedule 2.14. Any real property and buildings held under lease by the Company or any Subsidiary are held under valid existing and enforceable leases, and to the best of the Borrowers knowledge no default has occurred or is continuing thereunder which might result in any material adverse change in the business, prospects, financial conditions or results of operations of the Company and its Subsidiaries taken as a whole.

                  2.15 Intellectual Property.

                           (a) Except as set forth in Schedule 2.15, or for
items that do not constitute a Material Adverse Event, to the Borrowers knowledge, each of the Company and the Co-Maker is the lawful owner or has a valid right to use the proprietary information used in its business free and clear of any claim, right, trademark, patent or copyright protection of any third party; provided, however, that this paragraph (a) shall not be deemed to include any representation regarding the absence of infringements or conflicts with the rights of others, which representation is made only in paragraph (c) hereof. As used herein, "proprietary information" includes without limitation
(i) any computer software and any documentation, inventions, and technical and nontechnical data related thereto, and (ii) other documentation, inventions and data related to patterns, plans, methods, techniques, drawings, finances, customer lists, suppliers, products, special pricing and cost information, designs, processes, procedures, formulas, research data owned or used by the Company or any Subsidiary or marketing studies conducted by the Company or any Subsidiary, all of which the Borrowers consider to be commercially important and competitively sensitive and which generally has not been disclosed to third parties other than customers in the ordinary course of business.

                           (b) Except as set forth in Schedule 2.15, to the
Borrowers knowledge, each of the Company and the Co-Maker has good and marketable title to or has a valid right to use all patents, trademarks, trade names, service marks, copyrights or other intangible property rights, and registrations or applications for registration thereof, owned by the Company or any Subsidiary or used or required by the Company or any Subsidiary in the operation of its business as presently being conducted; provided, however, that this paragraph (b) shall not be deemed to include any representation regarding the absence of infringements or conflicts with the rights of others, which representation is made only in paragraph (c) hereof.

                           (c) Except as disclosed on Schedule 2.15, neither
Borrower has any knowledge of any infringements or conflicts by the Company or any Subsidiary with asserted rights of others with respect to copyrights, patents, trademarks, service marks, trade names, trade secrets or other intangible property rights or know-how which constitute a Material Adverse Event. To the Company's and the Co-Makers knowledge, no products or processes of the Company or the Co-Maker infringe or conflict with any rights of patent or copyright, or any discovery, invention, product or process, that is the subject of a patent or copyright application or registration known to the Company or the Co-Maker. Each of the Company and the Co-Maker follows such procedures as the Company or the Co-Maker deems necessary or appropriate to provide reasonable protection of the Company's or the Co-Makers trade secrets and proprietary rights in intellectual property of all kinds. To the knowledge of the Company and the Co-Maker, no person employed by or affiliated with the Company or the Co-Maker has employed or proposes to employ any trade secret or any information or documentation proprietary to any former employer, and to the knowledge of the Company and the Co-Maker, no person employed by or affiliated with the Company or the Co-Maker has violated any confidential relationship that such person may have had with any third person, in connection with the development, manufacture or sale of any product or proposed product or the development or sale of any service or proposed service of the Company or the Co-Maker.

                  2.16 Environmental Matters. Each of the Company and the Co-Maker has duly complied in all material respects with, and its business, operations, assets, equipment, property, leaseholds or other facilities are in compliance in all material respects with, the provisions of all federal, state and local environmental, health, and safety laws, codes and ordinances, and all rules and regulations promulgated thereunder, except to the extent that the violation thereof does not constitute a Material Adverse Event. Each of the Company and the Co-Maker has been issued and will maintain all required material federal, state and local permits, licenses, certificates and approvals relating to (i) air emissions; (ii) discharges to surface water or groundwater; (iii) noise emissions; (iv) solid or liquid waste disposal; (v) the use, generation, storage, transportation or disposal of toxic or hazardous substances or wastes (which shall include any and all such materials listed in any federal, state or local law, code or ordinance and all rules and regulations promulgated thereunder as hazardous or potentially hazardous); or (vi) other environmental, health or safety matters, except to the extent that the violation thereof does not constitute a Material Adverse Event. Except as noted on Schedule 2.16, neither Borrower has received notice of, and neither Borrower knows of, a material violation of any federal, state or local environmental, health or safety laws, codes or ordinances, and any rules or regulations promulgated thereunder with respect to its businesses, operations, assets, equipment, property, leaseholds, or other facilities. Except in accordance with a valid governmental permit, license, certificate or approval, there has been no emission, spill, release or discharge into or upon (i) the air; (ii) soils, or any improvements located thereon; (iii) surface water or groundwater; or (iv) the sewer, septic system or waste treatment, storage or disposal system servicing the premises, of any toxic or hazardous substances or wastes at or from the premises of the Company or the Co-Maker, except to the extent that the violation thereof does not constitute a Material Adverse Event. To the best of its knowledge, neither Borrower has any material indebtedness, obligation or liability (absolute or contingent, matured or not matured), with respect to the storage, treatment, cleanup or disposal of any solid wastes, hazardous wastes or other toxic or hazardous substances (including without limitation any such indebtedness, obligation, or liability with respect to any current regulation, law or statute regarding such storage, treatment, cleanup or disposal).

                  2.17 Accounting Matters. The Company and each of its Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management's general or specific authorization; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for the assets of the Company and each of its Subsidiaries; (iii) access to the assets of the Company and each of its Subsidiaries is permitted only in accordance with management's general or specific authorization; and (iv) the recorded accountability for assets of the Company and each of its Subsidiaries are compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

                  2.18 SBA Forms. The information set forth on the Small Business Administration ("SBA") forms referred to in Section 4.10 delivered to Purchaser is true and correct. The Company and the Co-Maker are "small business concerns" as such term is defined in 13 C.F.R. 107.50 and each complies with all applicable size standards specified in 13 C.F.R. 121.301.

                  2.19 Prior Sales. All offers and sales of the Company's capital stock prior to the date hereof were at all relevant times (i) exempt from the registration requirements of the Securities Act or were duly registered under the Securities Act, and (ii) were duly registered or were the subject of an available exemption from the registration requirements of all applicable state securities or Blue Sky laws.

                  2.20 Regulatory Compliance. Except as set forth on Schedule 2.20, the conduct of the business and the ownership of the assets of the Borrowers is not dependent on any license, permit, approval, waiver or other authorization of any federal, state or local governmental or regulatory body which the Company or the Co-Maker has not obtained, except to the extent that the absence thereof does not constitute a Material Adverse Event. All material licenses, permits and authorizations held by the Company or the Co-Maker are in full force and effect.

                  2.21 Margin Regulations. Neither the Company nor the Co-Maker is engaged in the business of extending credit for the purpose of purchasing or carrying margin stock. No proceeds received pursuant to this Agreement will be used to purchase or carry any equity security of a class which is registered pursuant to Section 12 of the Exchange Act.

                  2.22 [Reserved].

                  2.23 Limited Offering. Subject in part to the truth and accuracy of Purchaser's representations set forth in this Agreement, the offer, sale and issuance of the Debentures is exempt from the registration requirements of the Securities Act, and neither the Company nor the Co-Maker nor any authorized agent acting on either of their behalf has taken or will take any action hereafter that would cause the loss of such exemption.

                  2.24 Registration Obligations. Except as described in Schedule 2.24, and except with respect to any registration statement on Form S-8 to be filed in connection with the Company's stock option plan, the Company is not under any obligation to register under the Securities Act or the Trust Indenture Act of 1939, as amended, any of its presently outstanding securities or any of its securities that are proposed to be subsequently issued.

                  2.25 Insurance. The Company has maintained, and has caused each Subsidiary to maintain, insurance coverage with respect to their respective properties and business in such forms and amounts and against such risks, casualties and contingencies as are reasonable and customary for corporations of comparable size and condition (financial and otherwise) engaged in the same or a similar business and owning and operating similar properties.


                  2.26 Governmental Consents. No consent, approval, qualification, order or authorization of, or filing with, any local, state, or federal governmental authority is required on the part of the Company or the Co-Maker in connection with the valid execution, delivery, or performance of this Agreement, except such filings as have been made prior to the Closing, and except notices of sale required to be filed with the Securities and Exchange Commission under Regulation D of the Securities Act or such post-closing filings as may be required under applicable securities laws, which will be timely filed within the applicable periods therefor.

                  2.27 Employees. To the best of the Borrowers knowledge, there is no strike, labor dispute or union organization activity pending or threatened between the Company or the Co-Maker and their employees. None of either Borrowers employees belongs to any union or collective bargaining unit. Each of the Company and the Co-Maker has complied in all material respects with all applicable state and federal equal opportunity and other laws related to employment. To the best of the Borrowers knowledge, no employee of the Company or the Co-Maker is in violation of any judgment, decree, or order, or any term of any employment contract, patent disclosure agreement, or other contract or agreement relating to the relationship of any such employee with the Company or the Co-Maker or any other party because of the nature of the business conducted or presently proposed to be conducted by the Company or the Co-Maker or to the use by the employee of his best efforts with respect to such business. Other than as set forth on Schedule 2.27, neither the Company nor the Co-Maker is a party to or bound by any employment contract, deferred compensation agreement, bonus plan, incentive plan, profit sharing plan or retirement agreement. Neither the Company nor the Co-Maker is aware that any officer or key employee, or that any group of key employees, intends to terminate employment with the Company or the Co-Maker, nor does the Company or the Co-Maker have a present intention to terminate the employment of any of the foregoing. Subject to general principles related to notice obligations to employees and wrongful termination of employees and to existing employment contracts set forth on Schedule 2.27, the employment of each officer and employee of the Company or the Co-Maker is terminable at the will of the Company or the Co-Maker.

                  2.28 ERISA. Each of the Company and the Co-Maker is in compliance in all material respects with all applicable provisions of ERISA. Except as disclosed in Schedule 2.28, neither a reportable event nor a prohibited transaction (as defined in ERISA) has occurred and is continuing with respect to any "pension plan" maintained by either Borrower (as such term is defined in ERISA, a "Plan"); no notice of intent to terminate a Plan has been filed nor has any Plan been terminated; no circumstances exist which constitute grounds entitling the Pension Benefit Guaranty Corporation (together with any entity succeeding to or all of its functions, the "PBGC") to institute proceedings to terminate, or appoint a trustee to administer, a Plan, nor has the PBGC instituted any such proceedings; neither the Company nor any commonly controlled entity (as defined in ERISA) has completely or partially withdrawn from a multiemployer plan (as defined in ERISA). The Company and each commonly controlled entity has met its minimum funding requirements under ERISA with respect to all of its Plans and the present fair market value of all Plan property exceeds the present value of all vested benefits under each Plan, as determined on the most recent valuation date of the Plan and in accordance with the provisions of ERISA and the regulations thereunder for calculating the potential liability of the Company or any commonly controlled entity to the PBGC or the Plan under Title IV or ERISA; and neither the Company nor any commonly controlled entity has incurred any liability to the PBGC under ERISA.

                  2.29 Fees/Commissions. Except as set forth on Schedule 2.29, neither Borrower has agreed to pay any finder's fee, commission, origination fee or other fee or charge to any person or entity with respect to or as a result of the consummation of the transactions contemplated hereunder, except for (i) the processing fee due to Purchaser under Section 1.5, and (ii) reimbursement of Purchasers expenses under Section 12.1.

                  2.30 Survival. The representations and warranties of the Company and the Co-Maker contained in this Agreement are made as of the date hereof and shall survive in accordance with Section 12.5 hereof.

         3. Representations and Warranties of Purchaser. The Purchaser hereby represents to the Company and the Co-Maker as follows:

                  3.1 Corporate Status. Purchaser is a limited partnership duly organized, validly existing and in good standing under the laws of the State of California and has the corporate power to own and operate its properties, to carry on its business as now conducted and to enter into and to perform its obligations under this Agreement and any other document executed or delivered by Purchaser in connection herewith.

                  3.2 Authorization. Purchaser has full legal right, power and authority to enter into and perform its obligations under this Agreement and any other document executed and delivered by Purchaser in connection herewith, without the consent or approval of any other person, firm, governmental agency or other legal entity. The execution and delivery of this Agreement and any other document executed and delivered by Purchaser in connection herewith, and the performance by Purchaser of its obligations hereunder and/or thereunder are within the corporate powers of Purchaser, have received all necessary governmental approvals, if any were required, and do not and will not contravene or conflict with (i) any material agreement to which Purchaser is a party or by which it or any of its properties is bound, or constitute a default thereunder, or result in the creation or imposition of any lien, charge, security interest or encumbrance of any nature upon any of the property or assets of Purchaser pursuant to the terms of any such agreement or instrument, or (ii) violate any provision of law or any applicable judgment, ordinance, regulation or order of any court or governmental agency. The officer(s) executing this Agreement and any other document executed and delivered by Purchaser in connection herewith, is duly authorized to act on behalf of Purchaser.

                  3.3 Validity and Binding Effect. This Agreement and any other document executed and delivered by Purchaser in connection herewith have been authorized by all requisite action, and are the legal, valid and binding obligations of the Purchaser, enforceable against it in accordance with their respective terms, subject to such limitations on enforceability as may exist under equitable principles of law or the application of bankruptcy or insolvency laws.

                  3.4 Accredited Investor, Investment Intent. Purchaser is an "accredited investor" under Rule 501(a) under the Securities Act. Purchaser is acquiring the Debentures and the Initial Warrant, and will acquire any Contingent Warrants, for its own account, for investment, and not with a view to the distribution or resale thereof, in whole or in part, in violation of the Securities Act or any applicable state securities law, and Purchaser has no present intention of selling, negotiating or otherwise disposing of the

Debentures or Initial Warrant. Purchaser has relied solely upon an independent investigation made by it and its representatives, if any, and has, prior to the date hereof, been given access to and the opportunity to examine all books and records of the Company, and all material contracts and documents of the Company. In making its investment decision to purchase the Debentures and Initial Warrant, Purchaser is not relying on any oral or written representations or assurances from the Company or any other person or any representation of the Company or any other person other than as set forth in this Agreement. Purchaser has such experience in business and financial matters that it is capable of evaluating the risk of its investment and determining the suitability of its investment.

                  3.5 Survival. The representations and warranties of the Purchaser contained in this Agreement shall survive in accordance with Section
12.5 hereof.

         4. Conditions Precedent to the Obligations of Purchaser. The obligation of Purchaser to purchase and pay for the Debentures on the Closing Date shall be subject to the satisfaction, on or before the Closing Date, of each of the conditions set forth below. These conditions are for Purchaser's sole benefit and may be waived by Purchaser at any time in its sole discretion.

                  4.1 Representations and Warranties. The representations and warranties of the Company and the Co-Maker contained in this Agreement and in any Schedule hereto or any document or instrument delivered to Purchaser or its representatives hereunder, shall have been true and correct when made and shall be true and correct in all material respects as of the Closing Date as if made on such date, except to the extent such representations and warranties expressly relate to a specific date. Each of the Company and the Co-Maker shall have duly performed all of the covenants and agreements to be performed by it hereunder on or prior to the Closing Date.

                  4.2 Officer's Certificate. The Company and the Co-Maker shall have delivered to Purchaser a certificate, dated the Closing Date, signed by the President or a Vice President of each Borrower, substantially in the form attached hereto as Exhibit C.

                  4.3 Satisfactory Proceedings and Secretary's Certificate. All proceedings taken in connection with the transactions contemplated by this Agreement, and all documents necessary to the consummation thereof, shall be satisfactory in form and substance to Purchaser and Purchaser's counsel, and the Company and the Co-Maker shall have delivered to Purchaser a certificate, dated the Closing Date, signed by the Secretary or an Assistant Secretary of each Borrower, substantially in the form attached hereto as Exhibit D.

                  4.4 Legal Opinion. Purchaser shall have received the opinion of counsel for the Company and the Co-Maker, dated the Closing Date, addressed to Purchaser, in form and substance satisfactory to Purchaser's counsel, and covering the matters set forth in Exhibit E hereto.

                  4.5 Authorization Agreement. Each Borrower shall have delivered to Purchaser an Authorization Agreement for Pre-Authorized Payments (Debit), dated the Closing Date, executed by a duly authorized officer of each Borrower, in the form attached hereto as Exhibit F.

                  4.6 Existence and Authority. The Company shall have delivered to Purchaser the following certificates of public officials, in each case as of a date within fifteen days of the Closing Date:

                           (a) the certificate or articles of incorporation of
the Company and each of the Subsidiaries, certified by the Secretary of State or other appropriate official in the jurisdiction in which each such entity is incorporated;

                           (b) a certificate as to the legal existence and good
standing of the Company and each of the Subsidiaries issued by the Secretary of State or other appropriate official of the jurisdiction in which each such entity is incorporated; and

                           (c) a certificate as to the tax status of the Company
and each of the Subsidiaries issued by the Secretary of State or other appropriate official of the jurisdiction in which each such entity is incorporated.

                  4.7 Delivery of Operative Documents. The Company and the Co-Maker shall have delivered to Purchaser the following documents, executed by the Company or the Co-Maker as appropriate and dated the Closing Date:

                           (a) the Debenture;

                           (b) the Initial Warrant;

                           (c) the Security Agreement in the form of Exhibit G,
executed by the Company and the Co-Maker;

                           (d) [reserved];

                           (e) the Financing Statements;

                           (f) Warrant Valuation Letter substantially in the
form of Exhibit H;

                           (g) Closing Statement substantially in the form of
Exhibit I; and

                           (h) Registration Rights Agreement between the Company
and the Purchaser in the form of Exhibit J.

s
                  4.8 Required Consents. Any consents or approvals required to be obtained from any third party, including any holder of indebtedness or any outstanding security of the Company or the Co-Maker, and any amendments of agreements which shall be necessary to permit the consummation of the transactions contemplated hereby on the Closing Date, shall have been obtained and all such consents or amendments shall be satisfactory in form and substance to Purchaser and Purchaser's counsel.

                  4.9 Waiver of Conditions. If on the Closing Date the Company or the Co-Maker fails to tender to Purchaser the Debentures to be issued to Purchaser, or if the conditions specified in this Section 4 have not been fulfilled, Purchaser may thereupon elect to be relieved of all further obligations under this Agreement and shall (i) be paid the processing fee provided by Section 1.5, and (ii) be paid the expenses provided by Section 12.1, which processing fee and expense reimbursement shall be treated as liquidated damages and as Purchaser's sole remedy if on the Closing Date the Company or the Co-Maker fails to tender to Purchaser the Debentures or if the conditions specified in this Section 4 have not been fulfilled. Without limiting the foregoing, if the conditions specified in this Section 4 have not been fulfilled, Purchaser may waive compliance by the Company and the Co-Maker with any such condition to such extent as Purchaser, in Purchaser's sole discretion, may determine. Nothing in this Section 4.9 shall operate to relieve the Company or the Co-Maker of any of its obligations hereunder, or to waive any of Purchaser's rights against the Company or the Co-Maker.

                  4.10 Small Business Concern. The Company and the Co-Maker shall have completed and delivered to Purchaser in form proper for filing with the SBA, the following SBA forms identified by title and number as Size Status Declaration No. 480 and Assurance of Compliance No. 652, and the Company and the Co-Maker shall have completed the information requested by Purchaser for Parts A and B of SBA form Portfolio Financing Report No. 1031.

         5. Covenants of the Company and the Co-Maker. From and after the Closing Date and continuing so long as any amount remains unpaid on any of the Debentures,

                  5.1 Use of Proceeds. The Borrowers shall use the proceeds of the Debentures solely for the purpose of acquiring M.O.S. Plastics, Inc. ("MOS").

                  5.2 Corporate Existence, Etc. The Company will preserve and keep in force and effect, and will cause each Subsidiary to preserve and keep in force and effect, its corporate existence and good standing in the state of incorporation thereof, its qualification and good standing as a foreign corporation in each jurisdiction where such qualification is required by applicable law except where the failure to so qualify would not have a Material Adverse Effect on the financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, and all material licenses and permits necessary to the proper conduct of its business.

                  5.3 Maintenance of Properties, Etc. The Company will maintain, preserve and keep, and will cause each Subsidiary to maintain, preserve and keep, its properties and assets which are used or useful in the conduct of its business (whether owned in fee or pursuant to a leasehold interest) in good repair and working order, excepting normal wear and tear, and from time to time will make all necessary repairs, replacements, renewals and additions required in the opinion of the Company to maintain the efficiency thereof.

                  5.4 Nature of Business. Neither the Company nor any Subsidiary will engage in any business if, as a result, the general nature of the business, taken on a consolidated basis, which would then be engaged in by the Company and its Subsidiaries would be substantially changed from the general nature of the business engaged in by the Company and its Subsidiaries on the date of this Agreement.

                  5.5 Insurance. The Company will maintain, and will cause each Subsidiary to maintain, insurance coverage with respect to their respective properties and business in such forms and amounts and against such risks, casualties and contingencies as are customary for corporations of comparable size and condition (financial and otherwise) engaged in the same or a similar business and owning and operating similar properties.

                  5.6 Taxes, Claims for Labor and Materials. The Company will promptly pay and discharge, and will cause each Subsidiary promptly to pay and discharge, (i) all lawful taxes, assessments and governmental charges or levies imposed upon the property or business of the Company or such Subsidiary, respectively, (ii) all trade accounts payable in accordance with usual and customary business terms, and (iii) all claims for work, labor or materials, which if unpaid might become a lien or charge upon any property of the Company or such Subsidiary; provided the Company or such Subsidiary shall not be required to pay any such tax, assessment, charge, levy, account payable or claim if (i) the validity, applicability or amount thereof is being contested in good faith by appropriate actions or proceedings which will prevent the forfeiture or sale of any property of the Company or such Subsidiary or any material interference with the use thereof by the Company or such Subsidiary, and (ii) the Company or such Subsidiary shall set aside on its books, reserves deemed by it to be adequate with respect thereto.

                  5.7 Compliance with Laws, Agreements, Etc. Except where failure to do so does not and would not constitute a Material Adverse Event, each Borrower shall maintain its business operations and property owned or used in connection therewith in compliance with (i) all applicable federal, state and local laws, regulations and ordinances, and such laws, regulations and ordinances of foreign jurisdictions, governing such business operations and the use and ownership of such property, and (ii) all agreements, licenses, franchises, indentures and mortgages to which it is a party or by which it or any of its properties is bound.

                  5.8 ERISA Matters. If the Company has in effect, or hereafter institutes, a Plan, then the following covenants shall be applicable during such period as any such Plan shall be in effect: (i) throughout the existence of the Plan, the Company's contributions under the Plan will meet the minimum funding standards required by ERISA and the Company will not institute a distress termination of the Plan; and (ii) the Company will send to Purchaser a copy of any notice of a reportable event (as defined in ERISA) required by ERISA to be filed with the Labor Department or the PBGC, at the time that such notice is so filed.

                  5.9 Books and Records: Rights of Inspection. The Company will keep, and will cause each Subsidiary to keep, proper books of record and account in which entries will be made of all dealings or transactions of or in relation to the business and affairs of the Company or such Subsidiary, in accordance with GAAP consistently maintained. The Company shall permit a representative of Purchaser to visit any of its properties and inspect its corporate books and financial records, and will discuss its accounts, affairs and finances with a representative of Purchaser, during normal business hours of the Company, at all such times as Purchaser may reasonably request upon reasonable prior notice and without undue disruption of the business of the Company.

                  5.10 Reports. The Company will furnish to Purchaser the following information, which information shall be subject to confidential treatment by Purchaser:

                           (a) Monthly Statements. Within 30 days after the end
of each fiscal month, beginning the month of February, 1998, monthly internal financial reports which at a minimum shall consist of a balance sheet of the Company and balance sheets of each Subsidiary as of the close of such month and related statements of income and cash flows for the one-month period then ended, as well as any additional financial reports for such period routinely prepared with respect to the Company and the Subsidiaries;

                           (b) Quarterly Statements. As soon as available and in
any event within 45 days after the end of each quarterly fiscal period (except the last) of each fiscal year, copies of:

                                    (i) consolidated and consolidating balance
sheets of the Company and Subsidiaries as of the close of the quarterly fiscal period then ended, setting forth in comparative form the consolidated and consolidating figures for the corresponding period of the preceding fiscal year,

                                    (ii) consolidated and consolidating
statements of income of the Company and Subsidiaries for the quarterly fiscal period then ended, setting forth in comparative form the consolidated and consolidating figures for the corresponding period of the preceding fiscal year, and

                                    (iii) consolidated and consolidating
statements of cash flows of the Company and Subsidiaries for the portion of the fiscal year ending with such quarterly fiscal period, setting forth in comparative form the consolidated and consolidating figures for the corresponding period of the preceding fiscal year, all in reasonable detail and accompanied by a certificate of an authorized financial officer of the Company that such financial statements fairly present the financial condition and results of operations and cash flows of the Company at and for the periods presented, subject to normal year-end adjustment;

                           (c) Annual Statements. As soon as available and in
any event within 90 days after the close of each fiscal year of the Company, copies of:

                                    (i) consolidated and consolidating balance
sheets of the Company and Subsidiaries as of the close of such fiscal year, and

                                    (ii) consolidated and consolidating
statements of income and consolidated and consolidating statements of changes in stockholders equity and cash flows of the Company and Subsidiaries for such fiscal year,

in each case setting forth in comparative form the consolidated and consolidating figures for the preceding fiscal year, all in reasonable detail and accompanied by an unqualified report thereon of Marcum & Kliegman, LLP or another firm of independent public accountants reasonably satisfactory to Purchaser;

                           (d) Special Audit Reports. Promptly upon receipt
thereof, one copy of each interim or special audit made by independent accountants of the books of the Company or any Subsidiary;

                           (e) SEC and Other Reports. Promptly upon their
becoming available, one copy of each financial statement, report, notice or proxy statement sent by the Company to stockholders generally and of each periodic or current report, and any registration statement or prospectus filed by the Company or any Subsidiary with any securities exchange or the SEC or any successor agency, and copies of any material orders in any proceedings to which the Company or any of its Subsidiaries is a party, issued by any governmental agency, federal or state, having jurisdiction over the Company or any of its Subsidiaries. The Company specifically covenants to use reasonable commercial efforts to timely file each such item required to be filed with the SEC and each state requiring securities laws filings; and

                           (f) Requested Information. With reasonable
promptness, such financial data and other information relating to the business of the Company as Purchaser may from time to time reasonably request.

                  5.11 Limitations on Debt and Obligations. Except as to

                                    (i) Indebtedness existing on the date hereof
and reflected on (a) the Company's unaudited balance sheet as of January 25, 1998, and (b) Schedule 5.11, as the same Indebtedness may be extended or renewed (but not increased);

                                    (ii) the Indebtedness incurred pursuant to
         the Debentures;

                                    (iii) accounts payable and other trade
         payables incurred in the ordinary course of business;

                                    (iv) purchase money indebtedness incurred in
         the purchase of equipment and other property used by the Company or any Subsidiary in the ordinary course of business, such purchase money indebtedness not to exceed an aggregate amount of principal and accrued interest thereon of $1,000,000 at any time outstanding, in addition to the amount currently permitted under clause (i);

                                    (v) obligations of the Company or any
         Subsidiary pursuant to capitalized leases;

                                    (vi) Indebtedness that refinances secured
         Indebtedness under clause (i) above, provided that the collateral for such new Indebtedness is the same type of collateral for the refinanced secured Indebtedness and the aggregate principal amount of such Indebtedness does not exceed the maximum principal amount outstanding and/or committed under the refinanced Indebtedness plus interest accrued to the date of refinancing; and

                                    (vii) Indebtedness incurred in connection
         with the acquisition of a business (including the assets of a business), provided such Indebtedness is secured solely by the assets of the business so acquired, and is otherwise nonrecourse to the Company and its Subsidiaries;

the Company and its Subsidiaries shall not, on a consolidated basis, incur additional indebtedness which is senior to or pari passu with the Debentures in excess of an aggregate amount of principal and interest thereon, at any time outstanding, of (A) $50,000.00, plus (B) such amounts of principal that are paid and may not be reborrowed under the Senior Credit Agreement, plus (C) the additional Senior Debt permitted by the Subordination Agreement, without the prior written consent of Purchaser. Notwithstanding the foregoing, the aggregate principal amount of any Indebtedness secured by the accounts receivable and/or inventory of the Company and its Subsidiaries (whether such Indebtedness is permitted under clause (i) or clause (vi)), may be increased based upon the amount of the accounts receivable and/or inventory eligible as collateral, so long as the ratio of the permitted outstanding principal amount of such Indebtedness to "eligible receivables" and/or "inventory" does not increase from the ratios permitted as of the date hereof (howsoever such terms are defined but provided such definitions remain substantially consistent).

                  5.12 Guaranties. Without the prior written consent of Purchaser, the Company will not, and will not permit any Subsidiary to, become or be liable in respect of any Guaranty except Guaranties by the Company or any

Subsidiary which are limited in maximum financial exposure on a consolidated basis to the amounts set forth in, and are incurred in compliance with, the provisions of Section 5.11 of this Agreement.

                  5.13 Limitation on Liens. Without the prior written consent of Purchaser, the Company will not, and will not permit any Subsidiary to, create or incur, or suffer to be incurred or to exist, any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (collectively, "Liens") on its or their property or assets, whether now owned or hereafter acquired, or upon any income or profits therefrom, or transfer any property for the purpose of subjecting the same to the payment of obligations in priority to the payment of its or their general creditors, or acquire or agree to acquire, or permit any Subsidiary to acquire, any property or assets upon conditional sales agreement or other title retention devices, except those Liens which exist as of the date hereof as set forth on Schedule 2.14, Liens securing the Senior Debt in accordance with the Subordination Agreement; Liens on accounts receivable and/or inventory of the Company permitted by Section 5.11, Liens securing Indebtedness permitted by Section 5.11(vi) and Section 5.11(vii), and except:

                           (a) purchase money liens on and security interests in
equipment hereafter acquired securing Indebtedness permitted by Section 5.11(iv) and Section 5.11(v) of this Agreement, provided that such liens and security interests attach only to the equipment so acquired and do not encumber any other property of the Company or any Subsidiary;

                           (b) liens for taxes not yet payable or being
contested in good faith by appropriate proceedings and for which adequate reserves have been provided on the books of the Company or a Subsidiary;

                           (c) mechanics', materialmen's, warehousemen's,
carriers' or other like liens arising in the ordinary course of business of the Company or any Subsidiary, if any, arising with respect to obligations which are not overdue for a period longer than 90 days or which are being contested in good faith by appropriate proceedings and for which adequate reserves have been provided on the books of the Company or a Subsidiary;

                           (d) deposits or pledges to secure the performance of
bids, tenders, contracts, leases, public or statutory obligations, surety or appeal bonds or other deposits or pledges for purposes of a like general nature or given in the ordinary course of business by the Company or any Subsidiary; and

                           (e) other encumbrances consisting of zoning
restrictions, easements, restrictions on the use of real property or minor irregularities in the title thereto, which do not arise in connection with the borrowing of, or any obligation for the payment of, money and which, in the aggregate, do not materially detract from the normal use of the premises or the business, properties or assets of the Company or any Subsidiary.

                  5.14 Restricted Payments. Except as set forth on Schedule 5.14, the Company will not, without the prior written consent of Purchaser and except as hereinafter provided:

                           (a) declare or pay any dividends, either in cash or
property, on any shares of its capital stock of any class except dividends or other distributions payable solely in shares of Common Stock of the Company; or

                           (b) directly or indirectly, or through any
Subsidiary, purchase, redeem or retire any shares of its capital stock of any class or any warrants, rights or options to purchase or acquire any shares of its capital stock (other than in exchange for or out of the net proceeds to the Company from the substantially concurrent issue or sale of other shares of capital stock of the Company or warrants, rights or options to purchase or acquire any shares of its capital stock); or

                           (c) make any other payment or distribution, either
directly or indirectly or through any Subsidiary, in respect of its capital stock, provided, that distributions from a Subsidiary to the Company, or from a Subsidiary to another Subsidiary, shall be permitted; or

                           (d) make any payment or distribution, either directly
or indirectly or through any Subsidiary, with respect to any indebtedness of the Company or any Subsidiary, to any Affiliate of the Company or any Subsidiary.

                  5.15 Investments. Except as set forth on Schedule 5.15, the Company will not, and will not permit any Subsidiary to, make any Investments outside the ordinary course of business of the Company or any Subsidiary, without the prior written consent of Purchaser, except:

                           (a) Investments in direct obligations of the United
States of America, or any agency or instrumentality of the United States of America, the payment or guaranty of which constitutes a full faith and credit obligation of the United States of America, in either case maturing in twelve months or less from the date of acquisition thereof;

                           (b) Investments in certificates of deposit maturing
within one year from the date of origin, issued by a bank or trust company organized under the laws of the United States or any state thereof, having capital, surplus and undivided profits aggregating at least $100,000,000 and whose long-term certificates of deposit are, at the time of acquisition thereof by Company or a Subsidiary, rated AA or better by Standard & Poor's Corporation or AA or better by Moody's Investors Service, Inc.;

                           (c) Investments in commercial paper maturing in 270
days or less from the date of issuance which, at the time of acquisition by the Company or any Subsidiary, is accorded the highest rating by Standard & Poor's Corporation, Moody's Investors Service, Inc. or another nationally recognized credit rating agency of similar standing;

                           (d) Loans or advances in the usual and ordinary
course of business to officers, directors and employees for expenses (including moving expenses related to a transfer) incidental to carrying on the business of the Company or any Subsidiary;

                           (e) receivables arising from the sale of goods and
services in the ordinary course of business of the Company and its Subsidiaries; and

                           (f) acquisitions, mergers, and consolidations
permissible under Section 5.16(a)(ii).

                  5.16 Mergers, Consolidations and Sales of Assets.

                           (a) Without the prior written consent of Purchaser,
the Company will not, and will not permit any Subsidiary to (i) consolidate with or be a party to a merger or share exchange with any other corporation, or (ii) sell, lease or otherwise dispose of all or any substantial part (as defined in paragraph (d) of this Section 5.16) of the assets of Company and its Subsidiaries; provided, however, that:

                                    (i) any Subsidiary may merge or consolidate
         with or into the Company or any Wholly-owned Subsidiary so long as in any merger or consolidation involving the Company, the Company shall be the surviving or continuing corporation; and

                                    (ii) the Company (or a Subsidiary) may
         consolidate or merge with any other corporation, or acquire all or a substantial portion of the assets of any other entity, provided that such corporation or entity is engaged primarily in the Company's (Subsidiary's) general line of business on a consolidated basis as conducted on the date hereof, and further provided that (A) the Company (the Subsidiary) shall be the surviving or continuing corporation, (B) at the time of such consolidation or merger and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing, (C) such consolidation or merger shall be deemed in the good faith estimate of the Board of Directors to be a consolidation or merger that will be accretive to earnings per share in the fiscal year following the consolidation or merger, and (D) such consolidation or merger shall be approved unanimously by the Company's Board of Directors; and

                                    (iii) any Subsidiary may sell, lease or
         otherwise dispose of all or any substantial part of its assets to the Company or any other Wholly-owned Subsidiary.

                           (b) Without the prior written consent of Purchaser,
the Company will not permit any Subsidiary to issue or sell any shares of stock of any class (including as "stock" for the purposes of this Section 5.16, any warrants, rights or options to purchase or otherwise acquire stock or other securities exchangeable for or convertible into stock) of such Subsidiary to any person other than the Company or a Wholly-owned Subsidiary, except for the purpose of qualifying directors, or except in satisfaction of the validly preexisting preemptive rights of minority shareholders in connection with the simultaneous issuance of stock to the Company and/or a Subsidiary whereby the Company and/or such Subsidiary maintain their same proportionate interest in such Subsidiary.

                           (c) Without the prior written consent of Purchaser,
the Company will not sell, transfer or otherwise dispose of any shares of stock in any Subsidiary (except to qualify directors) or any indebtedness of any Subsidiary, and will not permit any Subsidiary to sell, transfer or otherwise dispose of (except to the Company or a Wholly-owned Subsidiary) any shares of stock or any indebtedness of any other Subsidiary, unless all of the following conditions are met:

                                    (i) simultaneously with such sale, transfer
         or disposition, all shares of stock and all indebtedness of such Subsidiary at the time owned by the Company and by every other Subsidiary shall be sold, transferred or disposed of as an entirety;

                                    (ii) the Board of Directors of the Company
         shall have determined, as evidenced by a resolution thereof, that the retention of such stock or indebtedness is no longer in the best interests of the Company, or that the sale, transfer or disposition thereof is in the best interests of the Company;

                                    (iii) such stock or Indebtedness is sold,
         transferred or otherwise disposed of to a person, for a cash consideration and on terms reasonably deemed by the Board of Directors to be adequate and satisfactory;

                                    (iv) the Subsidiary being disposed of shall
         not have any continuing investment in the Company or any other Subsidiary not being simultaneously disposed of; and

                                    (v) such sale or other disposition does not
         involve a substantial part (as hereinafter defined) of the assets of the Company and its Subsidiaries taken as a whole.

Provided, that, notwithstanding this Section 5.16(c), without the prior written consent of Purchaser, the Company shall not sell, transfer, or otherwise dispose of any shares of stock of (i) the Co-Maker, or (ii) M.O.S. Plastics, Inc. ("MOS"), or any indebtedness of the Co-Maker or MOS, and will not permit any Subsidiary to sell, transfer, or otherwise dispose of (except to the Company or a Wholly-owned Subsidiary) any shares of stock or any indebtedness of the Co-Maker or MOS.

                           (d) As used in this Section 5.16, a sale, lease or
other disposition of assets shall be deemed to be a "substantial part" of the assets of the Company and its Subsidiaries only if the book value of such assets, when added to the book value of all other assets sold, leased or otherwise disposed of by the Company and its Subsidiaries (other than in the ordinary course of business) during the twelve month period ending on the date of such sale, lease or other disposition, exceeds 25 percent of the consolidated net tangible assets of the Company and its Subsidiaries determined as of the end of the immediately preceding fiscal year.

                  5.17 Transactions with Affiliates. Except as set forth on
Schedule 5.17, without the prior written consent of Purchaser, the Company will not, and will not permit any Subsidiary to, enter into or be a party to any transaction or arrangement with any officer, director or Affiliate (including, without limitation, the purchase from, sale to, or exchange of property with, or the rendering of any service by or for, any Affiliate), except in the ordinary course of and pursuant to the reasonable requirements of the Company's or such Subsidiary's business and upon fair and reasonable terms no less favorable to the Company or such Subsidiary than could be obtained in an arm's-length transaction with a person other than an Affiliate, in each case as determined in good faith by a majority of the disinterested directors of the Company.

                  5.18 Notice. The Company shall promptly upon the discovery thereof give written notice to Purchaser of (i) the occurrence of any Default or Event of Default under this Agreement, (ii) the occurrence of any material default or material event of default under any other agreement providing for Indebtedness of the Company or any Subsidiary or under a capitalized lease obligation having a principal balance in excess of $500,000, (iii) any material actions, suits or proceedings instituted by any person against the Company or a Subsidiary or affecting any of the assets of the Company or any Subsidiary, or
(iv) any investigation initiated by, or any dispute between any governmental regulatory body, on the one hand, and the Company or any Subsidiary, on the other hand, which dispute might materially interfere with the normal operations of the Company or any Subsidiary; provided, however, that Purchaser shall not be required by this Agreement to disclose any such information provided in (iii) or
(iv) above to any third party other than Purchaser's counsel and except to the extent compelled by law or otherwise authorized by the Company.

                  5.19 Board of Directors; Observer Rights. For so long as the Purchaser or any Affiliate of Purchaser owns Debentures representing at least 25% of the original principal amount of the Debentures, the Company shall invite one representative of Purchaser to attend, at the Company's expense, all meetings of the Company's Board of Directors and all committees of the Company's Board of Directors in a nonvoting observer capacity and, in this respect, shall provide such representative copies of all notices and meeting agenda in advance of such meetings and shall permit such representative to review all documents and other materials provided to directors at such meetings. The Company shall also provide Purchaser, in advance, with copies of all actions proposed to be taken by the Board of Directors in lieu of meeting. Purchaser shall execute a confidentiality and nondisclosure agreement with respect to any information obtained by or provided to Purchasers representative.

                  5.20 Annual Plan. The Company's Board of Directors shall adopt no later than the thirtieth day of each fiscal year, a financial plan for the Company, which shall include a projection of income and expenses (including capital expenditures) and a projected cash flows statement for each month in such fiscal year, and a projected balance sheet as of the end of each month in such fiscal year (the "Annual Plan"). The Annual Plan may only be amended or revised, in any material manner, with the approval of the Company's Board of Directors.

                  5.21 Further Assurances. The Borrowers will take and cause to be taken all actions reasonably requested by Purchaser to effect the transactions contemplated by this Agreement and the other Operative Documents, including but not limited to the execution and delivery of additional financing statements and other security agreements granting Purchaser a lien upon the tangible and intangible personal property of the Company and its Subsidiaries, subject to the liens securing the Senior Debt and to other liens permitted under
Section 5.13.

         6. Subordination of Debentures.

                  6.1 Subordination. The indebtedness evidenced by the Debentures, including principal and interest, shall be subordinate and junior to the prior payment of the indebtedness of the Company to the Senior Lenders as described in the Senior Credit Agreement and as provided in the Subordination Agreement, but otherwise the indebtedness evidenced by the Debentures shall not be subordinate and junior to the prior payment of any other indebtedness of the Company for borrowed money. The indebtedness evidenced by the Debentures shall be senior in right of payment to all other Indebtedness of the Company which is expressly stated to be subordinate or junior in any respect to other Indebtedness of the Company.

                  6.2 Subrogation. Upon the prior payment in full of all Senior Debt, the Purchaser shall be subrogated to the rights of the holders of the Senior Debt to receive payments or distributions of assets of the Company applicable to the Senior Debt until all amounts owing on the Debentures shall be paid in full, and for the purpose of such subrogation, no payments or distributions to the Purchaser otherwise payable or distributable to the holders of Senior Debt shall, as between the Company, its creditors, other than the holders of Senior Debt, and Purchaser, be deemed to be payment by the Company to or on account of the Debentures, it being understood that the provisions of this
Section 6 are and are intended solely for the purpose of defining the relative rights of Purchaser, on the one hand, and the holders of the Senior Debt, on the other hand.

                  6.3 Borrowers Obligations Not Impaired. Nothing contained in this Section 6 or in the Debentures is intended to or shall impair, as between the Borrowers and Purchaser, the obligation of each Borrower, which is absolute and unconditional, joint and several, to pay the Purchaser the principal of and interest on the Debentures as and when the same shall become due and payable in accordance with the terms of the Debentures, or is intended to or shall affect the relative rights of the Purchaser other than with respect to the holders of the Senior Debt, nor, except as expressly provided in this Section 6, shall anything herein or therein prevent the Purchaser from exercising all remedies otherwise permitted by applicable law upon the occurrence of an Event of Default under this Agreement or under the Debentures.

         7. [Reserved].


         8. Restrictions on Transfer; Registration Rights.

                  8.1 Legends; Restrictions on Transfer. Neither the Debentures nor the shares of Common Stock issuable upon exercise of Warrants have been registered under the Securities Act or any state securities laws. Each Debenture issued pursuant to this Agreement and each stock certificate issued upon exercise of Warrants shall bear a legend in substantially the following form:

                  THE SECURITIES REPRESENTED HEREBY HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY APPLICABLE STATE SECURITIES LAW. THESE SECURITIES MAY NOT BE TRANSFERRED WITHOUT SUCH REGISTRATION OR EXEMPTION THEREFROM.

                  8.2 Registration Rights.

         The Company shall cause the Common Stock issuable upon exercise of Warrants to be registered as provided in the Registration Rights Agreement.

         9. Events of Default; Remedies.

                  9.1 Events of Default. The occurrence of any one of the following shall constitute an "Event of Default" under this Agreement:

                           (a) Default shall occur in the payment of interest on
any Debenture when the same shall have become due, provided, that any such default shall be curable within two business days after the Company receives written notice thereof if the failure to make such payment when due was caused by a financial institutions error in effecting an automatic debit transaction against an account containing sufficient funds; or

                           (b) Default shall occur in the making of any payment
of the principal of any Debenture at the expressed or any accelerated maturity date or at any date fixed by the Borrowers for prepayment, provided, that any such default shall be curable within two business days after the Company receives written notice thereof if the failure to make such payment when due was caused by a financial institutions error in effecting an automatic debit transaction against an account containing sufficient funds; or

                           (c) Default shall be made in the payment of the
principal of or interest on any Indebtedness (other than the Debentures) of the Company or any Subsidiary in excess of $500,000 and such default shall continue beyond the period of grace, if any, allowed with respect thereto; or

                           (d) Default or the happening of any event shall occur
under any contract, agreement, lease, indenture or other instrument under which any Indebtedness (other than the Debentures) of the Company or any Subsidiary in excess of $500,000 may be accelerated and such default or event shall continue for a period of time sufficient to permit the acceleration of the maturity of any such Indebtedness of the Company or any Subsidiary outstanding thereunder; or

                           (e) Default shall occur in the observance or
performance of any covenant or agreement contained in Sections 5.11 through 5.20 hereof which is not remedied within 30 days; or

                           (f) Default shall occur in the observance or
performance of any other provision of this Agreement which is not remedied within 30 days after the earlier of (i) the date on which either the Company or the Co-Maker first obtains knowledge of such default, and (ii) the date on which written notice thereof is given to the Borrowers by the holder of any Debenture; or

                           (g) Any representation or warranty made by the
Company or the Co-Maker herein, or made by the Company or the Co-Maker in any statement or certificate furnished by the Company or the Co-Maker in connection with the consummation of the issuance and delivery of the Debentures or furnished by the Company or the Co-Maker pursuant hereto, is untrue in any material respect as of the date of the issuance or making thereof and would have a Material Adverse Effect, subject to the limitations on survival of Section 12.5; or

                           (h) Final judgments for the payment of money in
uninsured amounts aggregating in excess of $500,000, are outstanding against the Company or any Subsidiary or against any property or assets of either and any one of such judgments has remained unpaid, unvacated, unbonded or unstayed by appeal or otherwise for a period of 30 days from the date of its entry; or

                           (i) The Company or any Subsidiary becomes insolvent
or bankrupt, is generally not paying its debts as they become due or makes an assignment for the benefit of creditors, or the Company or any Subsidiary applies for or consents to the appointment of a custodian, trustee, liquidator, or receiver for the Company or such Subsidiary or for the major part of the property of either; or

                           (j) A custodian, trustee, liquidator, or receiver is
appointed for the Company or any Subsidiary or for the major part of the property of either and is not discharged within 60 days after such appointment; or

                           (k) Bankruptcy, reorganization, arrangement or
insolvency proceedings, or other proceedings for relief under any bankruptcy or similar law or laws for the relief of debtors, are instituted by or against the Company or any Subsidiary and, if instituted against the company or any Subsidiary, are consented to or are not dismissed within 60 days after such institution.

                           (l) Michael A. Gibbs shall resign or be terminated,
other than for cause and other than as a result of death or disability, as President of the Company and the Chief Executive Officer of AB Plastics Corporation, and a successor acceptable to Purchaser shall not have been elected within 90 days after such resignation or termination; provided, that if no such successor is elected, an Event of Default shall be deemed to have occurred and have been continuing from and after the date of such resignation or termination.

                           (m) Paul J. Iacono shall resign or be terminated,
other than for cause and other than as a result of death or disability, as Chief Financial Officer and Vice President-Finance of the Company and of AB Plastics Corporation, and a successor acceptable to Purchaser shall not have been elected within 90 days after such resignation or termination; provided, that if no such successor is elected, an Event of Default shall be deemed to have occurred and have been continuing from and after the date of such resignation or termination.

                           (n) Any of Michael A. Gibbs, Geoffrey J.F. Gorman, or
any Affiliate of either Mr. Gibbs or Mr. Gorman, shall, without Purchaser's prior written consent, either (i) sell, exchange, transfer, or otherwise dispose of any shares of the Company's Common Stock at a price less than $7.50 per share (subject to adjustment in the event of stock splits, stock dividends, combinations of shares, recapitalizations, or other similar events occurring hereafter), or (ii) sell, exchange, transfer, or otherwise dispose of more than five percent of their respective holdings of the Company's Common Stock in any calendar year.

                  9.2 Remedies Upon Default.

                           (a) If an Event of Default shall occur, and for so
long as such Event of Default continues, the interest rate on the Debentures shall increase by 5% per annum, that is, to 17.25% per annum, until such Event of Default is cured.

                           (b) For so long as an Event of Default shall
continue, Purchaser shall be entitled to appoint an additional representative to attend, at the Company's expense, all meetings of the Company's Board of Directors and all committees of the Company's Board of Directors in a nonvoting observer capacity and, in this respect, shall provide such representative copies of all notices and meeting agenda in advance of such meetings and shall permit such representative to review all documents and other materials provided to directors at such meetings. The Company shall also provide Purchaser, in advance, with copies of all actions proposed to be taken by the Board of Directors in lieu of meeting. Purchaser shall execute a confidentiality and nondisclosure agreement with respect to any information obtained by or provided to Purchasers representative.

                           (c) When any Event of Default has occurred and is
continuing, or if the holder of any Debenture or of any other evidence of indebtedness of the Company gives any notice or takes any other action with respect to a claimed default, the Company agrees to give notice within three Business Days of such event to all holders of the Debentures then outstanding.

                  9.3 Acceleration of Maturities. When any Event of Default described in paragraph (a), (b) or (c) of Section 9.1 has occurred and is continuing, any holder of any Debenture may, and when any Event of Default described in paragraphs (d) through (i), inclusive, and (l) through (n), inclusive, of Section 9.1 has occurred and is continuing, the holder or holders of 50% or more of the principal amount of Debentures at the time outstanding may, by notice to the Borrowers, declare the entire principal and all interest accrued on all Debentures to be, and all Debentures shall thereupon become, forthwith due and payable, without any presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived. When any Event of Default described in paragraph (j) or (k) of Section 9.1 has occurred, then all outstanding Debentures shall immediately become due and payable without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived. Upon the Debentures becoming due and payable as a result of any Event of Default as aforesaid, the Borrowers will forthwith pay to the holders of the Debentures the entire principal and interest accrued on the Debentures. No course of dealing on the part of any Debenture holder nor any delay or failure on the part of any Debenture holder to exercise any right shall operate as a waiver of such right or otherwise prejudice such holder's rights, powers and remedies. Each of the Company and the Co Maker further agrees, to the fullest extent permitted by law, to pay to the holder or holders of the Debentures all costs and expenses, including reasonable attorneys' fees, incurred by them in the collection of any Debentures upon any default hereunder or thereon.

                  9.4 Joint and Several Obligations. The obligations of the Company and the Co-Maker under this Agreement, the Debentures, and the other Operative Documents, are joint and several. Each of the Company and the Co-Maker shall be fully responsible for payment and performance of such obligations.

         10. Amendments, Waivers and Consents.

                  10.1 Consent Required. Any term, covenant, agreement or condition of this Agreement may, with the consent of the Company, be amended or compliance therewith may be waived (either generally or in a particular instance and either retroactively or prospectively), if the Company shall have obtained the consent in writing of the holders of at least 50% in aggregate principal amount of outstanding Debentures; provided that without the written consent of the holders of all of the Debentures then outstanding, no such waiver, modification, alteration or amendment shall be effective (i) which will change the time of payment of the principal of or the interest on any Debenture or reduce the principal amount thereof or change the rate of interest thereon, (ii) which will change any of the provisions with respect to optional prepayments, or
(iii) which will change the percentage of holders of the Debentures required to consent to any such amendment, modification or waiver of any of the provisions of Section 9 or Section 10.

                  10.2 Solicitation of Debenture Holders. Neither Borrower shall, directly or indirectly, pay or cause to be paid any remuneration, whether by way of supplemental or additional interest, fee or otherwise, to any holder of the Debentures as consideration for or as an inducement to the entering into by any holder of the Debentures of any waiver or amendment of any of the terms and provisions of this Agreement, unless such remuneration is concurrently paid, on the same terms, ratably to the holders of all of the Debentures then outstanding.

                  10.3 Effect of Amendment or Waiver. Any such amendment or waiver shall apply equally to all of the holders of the Debentures and shall be binding upon them, upon each future holder of any Debenture, and upon the Borrowers, whether or not such Debenture shall have been marked to indicate such amendment or waiver. No such amendment or waiver shall extend to or affect any obligation not expressly amended or waived or impair any right consequent thereon.

         11. Interpretation of Agreement; Definitions.

                  11.1 Definitions. As used herein,

         "Affiliate" means any person (i) which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, the Company, (ii) which beneficially owns or holds 10% or more of any class of the Voting Stock of the Company, or (iii) 10% or more of the Voting Stock (or in the case of a person which is not a corporation, 10% or more of the equity interest) of which is beneficially owned or held by the Company or a Subsidiary.

         "Business Day" means any day other than a Saturday, Sunday, or other day on which banks in California are authorized to close.

         "Change in Control" means when any person or entity, including a "group" as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, other than the Company or a wholly-owned subsidiary thereof or any employee benefit plan of the Company or any of its subsidiaries, becomes the beneficial owner of the Company's securities having 50% or more of the combined voting power of the then outstanding securities of the Company that may be cast


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

for the election of directors of the Company (other than as a result of an issuance of securities initiated by the Company in the ordinary course of business).

         The term "control" (including the terms "controlling," "controlled by" and "under common control") means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of Voting Stock, by contract, or otherwise.

         "Default" means any event or condition, the occurrence of which would, with the lapse of time or the giving of notice, or both, constitute an Event of Default as defined in Section 9. 1.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended and any successor statute of similar import, together with the regulations thereunder, in each case as in effect from time to time. References to sections of ERISA shall be construed to also refer any successor sections.

         "Fair Market Value" per share of Common Stock means (i) in the case of a security listed or admitted to trading on any securities exchange, the last reported sale price, regular way (as determined in accordance with the practices of such exchange), on such day, or if no sale takes place on such day, the average of the closing bid and asked prices on such day (and in the case of a security traded on more than one national securities exchange, at such price or such average, upon the exchange on which the volume of trading during the last calendar year was the greatest), (ii) in the case of a security not then listed or admitted to trading on any securities exchange, the last reported sale price on such day, or if no sale takes place on such day, the average of the closing bid and asked prices on such day, as reported by a reputable quotation service designated by the Company, (iii) in the case of a security not then listed or admitted to trading on any securities exchange and as to which no such reported sale price or bid and asked prices are available, the average of the reported high bid and low asked prices on such day, as reported by a reputable quotation service, or the Wall Street Journal, or if there are no bids and asked prices on such day, the average of the high bid and low asked prices, as so reported, on the most recent day (not more than 30 days prior to the date in question) for which prices have been so reported, and (iv) in the case of a security determined by the Company's Board of Directors as not having an active quoted market or in the case of other property, such fair market value as shall in good faith be determined by the Board of Directors.

         "Guaranties" by any person means all obligations (other than endorsements in the ordinary course of business of negotiable instruments for deposit or collection) of such person guaranteeing, or in effect guaranteeing, any Indebtedness, dividend or other obligation of any other person (the "primary obligor") in any manner, whether directly or indirectly, including, without limitation, all obligations incurred through an agreement, contingent or otherwise, by such person: (i) to purchase such Indebtedness or obligation or any property or assets constituting security therefor, (ii) to advance or supply funds (A) for the purchase or payment of such Indebtedness or obligation, (B) to maintain working capital or other balance sheet condition or (C) otherwise to advance or make available funds for the purchase or payment of such Indebtedness or obligation, or (iii) to lease property or to purchase securities or other property or services primarily for the purpose of assuring the owner of such Indebtedness or obligation of the ability of the primary obligor to make payment of the Indebtedness or obligation, or (iv) otherwise to assure the owner of the Indebtedness or obligation of the primary obligor against loss in respect thereof. For the purposes of all computations made under this Agreement, a Guaranty in respect of any Indebtedness for borrowed money shall be deemed to be Indebtedness equal to the principal amount of such Indebtedness for borrowed money which has been guaranteed, and a Guaranty in respect of any other obligation or liability or any dividend shall be deemed to be Indebtedness equal to the maximum aggregate amount of such obligation, liability or dividend.

         "Hazardous Substance" means any hazardous or toxic material, substance or waste, pollutant or contaminant which is regulated under any statute, law, ordinance, rule or regulation of any local, state, regional or Federal authority having jurisdiction over the property of the Company and its Subsidiaries or its use, including but not limited to any material, substance or waste which is: (i) defined as a hazardous substance under Section 311 of the Federal Water Pollution Control Act (33 U.S. C. SS 1317. 1) as amended; (ii) regulated as a hazardous waste under Section 1004 or Section 3001 of the Federal Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act (42 U.S.C. SS 6901 et seq.) as amended; (iii) defined as a hazardous substance under
Section 101 of the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. SS 9601 et seq.) as amended; or (iv) defined or regulated as a hazardous substance or hazardous waste under any rules or regulations promulgated under any of the foregoing statutes.

         "Indebtedness" of any person means and includes all obligations of such person which in accordance with GAAP shall be classified upon a balance sheet of such person as liabilities of such person, and in any event shall include, without duplication, all (i) obligations of such person for borrowed money or which have been incurred in connection with the acquisition of property or assets, (ii) obligations secured by any lien or other charge upon property or assets owned by such person, even though such person has not assumed or become liable for the payment of such obligations, (iii) obligations created or arising under any conditional sale or other title retention agreement with respect to property acquired by such person, notwithstanding the fact that the rights and remedies of the seller, lender or lessor under such agreement in the case of default are limited to repossession or sale or property, (iv) capitalized leases, and (v) Guaranties of obligations of others of the character referred to in this definition.

         "Investments" means all investments, in cash or by delivery of property made, directly or indirectly in any person, whether by acquisition of shares of capital stock, indebtedness or other obligations or securities or by loan, advance, capital contribution or otherwise; provided, however that "Investments" shall not mean or include routine investments in property to be used or consumed in the ordinary course of business.

         "Material Adverse Event" means any event or circumstance, or set of events or circumstances, individually or collectively, that reasonably could be expected to result in any (i) material adverse effect upon the validity or enforceability of any of the Operative Documents, or (ii) material adverse effect on the financial condition or results of operations of the Company and its Subsidiaries, taken as a whole (a "Material Adverse Effect"), or (iii) material default or potential material default under any of the Operative Documents.

         "Person" means an individual, partnership, corporation, limited liability company, trust or unincorporated organization, and a government or agency or political subdivision thereof.

         "Plan" means a "pension plan," as such term is defined in ERISA, established or maintained by the Company or any ERISA Affiliate or as to which the Company or any ERISA Affiliate contributed or is a member or otherwise may have any liability.

         "Registration Rights Agreement" means the Registration Rights Agreement between the Company and the Purchaser of even date herewith.

         "Security" shall have the same meaning as in Section 2(1) of the Securities Act of 1933, as amended.

         "Senior Credit Agreement," "Senior Lenders," and "Senior Debt" shall have the meanings assigned by the Subordination Agreement.

         "Subordination Agreement" means the Subordination Agreement of even date herewith among The Sumitomo Bank of California, Manufacturers Bank, Purchaser and Sirrom Capital Corporation d/b/a Tandem Capital.

         The term "subsidiary" means, as to any particular parent corporation, any corporation of which more than 50% (by number of votes) of the Voting Stock shall be owned by such parent corporation and/or one or more corporations which are themselves subsidiaries of such parent corporation. The term "Subsidiary" shall mean a subsidiary of the Company.

         "Voting Stock" means securities of any class or classes the holders of which are ordinarily, in the absence of contingencies, entitled to elect a majority of the corporate directors (or persons performing similar functions).

         "Warrants" means the Initial Warrant and the Contingent Warrants.

         "Wholly-owned" when used in connection with any Subsidiary shall mean a Subsidiary of which all of the issued and outstanding shares of stock (except shares required as directors' qualifying shares) shall be owned by the Company and/or one or more of its Subsidiaries.

                  11.2 Accounting Principles. Where the character or amount of any asset or liability or item of income or expense is required to be determined or any consolidation or other accounting computation is required to be made for the purposes of this Agreement, the same shall be done in accordance with GAAP, to the extent applicable, except where such principles are inconsistent with the requirements of this Agreement.

                  11.3 Directly or Indirectly. Where any provision in this Agreement refers to action to be taken by any person, or which such person is prohibited from taking, such provision shall be applicable whether the action in question is taken directly or indirectly by such person.

         12. Miscellaneous.

                  12.1 Expenses, Stamp Tax Indemnity. Whether or not the transactions herein contemplated shall be consummated, the Borrowers agree to pay to Purchaser (i) Purchaser's reasonable out-of-pocket expenses in connection with the entering into of this Agreement and the consummation of the transactions contemplated hereby, including but not limited to the reasonable fees, expenses and disbursements of Purchaser's counsel, and (ii) so long as Purchaser holds any of the Debentures, all such reasonable expenses relating to any amendment, waiver or consent pursuant to the provisions hereof (whether or not the same are actually executed and delivered), including, without limitation, any amendments, waivers or consents resulting from any work-out, restructuring or similar proceedings relating to the performance by the Company or the Co-Maker of its obligations under this Agreement and the Debentures. The Borrowers also agree to pay and hold Purchaser harmless against any and all liability with respect to stamp and other taxes, if any, which may be payable in connection with the execution and delivery of this Agreement or the Debentures, whether or not any Debentures are then outstanding. The Borrowers agree to protect and indemnify Purchaser against any liability for any and all brokerage fees and commissions payable or claimed to be payable to any person as a result of any actions of the Borrowers or their agents in connection with the transactions contemplated by this Agreement.

                  12.2 Powers and Rights Not Waived; Remedies Cumulative. No delay or failure on the part of the holder of any Debenture in the exercise of any power or right shall operate as a waiver thereof; nor shall any single or partial exercise of the same preclude any other or further exercise thereof, or the exercise of any other power or right. The rights and remedies of the holder of any Debenture are cumulative to and are not exclusive of any rights or remedies any such holder would otherwise have, and no waiver or consent, given or extended hereunder, shall extend to or affect any obligation or right not expressly waived or consented to.

                  12.3 Notices. All communications provided for hereunder shall be in writing and shall be delivered personally, or mailed by registered mail, or by prepaid overnight air courier, or by facsimile communication, in each case addressed:

If to Purchaser:       Pinecreek Capital Partners, L.P.
                       18301 Von Karman Avenue, Suite 100
                       Irvine, California 92612
                       Facsimile: (714) 225-4629
                       Attention: John C. Wilbur, Jr., Executive Vice President

with a copy to:        O'Melveny & Myers LLP
                       610 Newport Center Drive, Suite 1700
                       Newport Beach, California 92660
                       Facsimile No: (714) 669-6994
                       Attention: Gary J. Singer, Esq.

If to the Borrowers:   Compass Plastics & Technologies, Inc.
                       15730 South Figueroa Street
                       Gardena, California 90248
                       Attention: Chief Financial Officer
                       Facsimile No.: (310) 523-9859


with a copy to:        Stephen A. Weiss, Esq.
                       Greenberg Traurig
                       200 Park Avenue, 15th Floor
                       New York, New York 10166
                       Facsimile No: (212) 801-6400

or such other address as Purchaser or the subsequent holder of any Debenture initially issued to Purchaser may designate to the Company in writing, or such other address as the Company may in writing designate to Purchaser or to a subsequent holder of the Debenture initially issued to Purchaser; provided, however, that a notice sent by overnight air courier shall only be effective if delivered at a street address designated for such purpose by such person and a notice sent by facsimile communication shall only be effective if made by confirmed transmission at a facsimile number designated for such purpose by such person or, in either case, as Purchaser or a subsequent holder of any Debentures initially issued to Purchaser may designate to the Company in writing or at a facsimile number herein set forth.

                  12.4 Assignments. This Agreement, the Debentures and the other Operative Documents may be endorsed, assigned and/or transferred in whole or in part by Purchaser, and any such holder and/or assignee of the same shall succeed to and be possessed of the rights and powers of Purchaser under all of the same to the extent transferred and assigned; provided, however, that Purchaser shall not make any such transfer to a competitor of the Company or an Affiliate of any such competitor without the prior written consent of the Company. Neither Borrower shall assign any of its rights or delegate any of its duties under this Agreement or any of the other Operative Documents by operation of law or otherwise without the prior express written consent of Purchaser, which may be withheld in Purchasers sole and unfettered discretion, and if the Company obtains such consent, this Agreement and such other Operative Documents shall be binding upon such assignee.

                  12.5 Survival of Covenants and Representations. All representations and warranties made by the Borrowers or the Purchaser herein and in any instruments or certificates delivered pursuant hereto shall survive for a period of thirteen months following the Closing Date, except the representations and warranties made in Sections 2.1, 2.2, 2.3, and 2.4 by the Company and the Co-Maker, and in Sections 3.1, 3.2, 3.3, and 3.4 by Purchaser, which shall survive until payment in full of the principal amount of, all accrued but unpaid interest under, and all expenses and other costs required to be paid by the Borrowers under, the Debentures. All covenants made by the Borrowers and the Purchaser herein and in any instruments or certificates delivered pursuant hereto shall survive the closing and the delivery of this Agreement and the Debentures, until the termination of this Agreement, which shall terminate and be of no further force or effect upon the payment in full of the principal amount of, all accrued but unpaid interest under, and all expenses and other costs required to be paid by the Borrowers under, the Debentures.

                  12.6 Severability. Should any part of this Agreement for any reason be declared invalid or unenforceable, such decision shall not affect the validity of any remaining portion, which remaining portion shall remain in force and effect as if this Agreement had been executed with the invalid or unenforceable portion thereof eliminated and it is hereby declared the intention of the parties hereto that they would have executed the remaining portion of this Agreement without including therein any such part, parts or portion which may for any reason, be hereafter declared invalid or unenforceable.

                  12.7 Governing Law. This Agreement and the Debentures issued and sold hereunder shall be governed by and construed in accordance with New York law, without regard to its conflicts of law rules.

                  12.8 Captions; Counterparts. The descriptive headings of the various Sections or parts of this Agreement are for convenience only and shall not affect the meaning or construction of any of the provisions hereof. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                  12.9 Confidentiality. Each party hereto (and each subsequent holder of a Debenture) agrees that, except with the prior written permission of the other party hereto, it shall at all times keep confidential and not divulge, furnish or make accessible to anyone any confidential information, knowledge or data concerning or relating to the business or financial affairs of the other party to which such party has been or shall become privy by reason of this Agreement, discussions or negotiations relating to this Agreement, the performance of its obligations hereunder or the ownership of the Debenture purchased hereunder, except as such disclosure may be required by law.

                  12.10 Publicity. The Company and Purchaser shall consult with each other in issuing any press releases or otherwise making public statements with respect to the transactions contemplated hereby. No party shall issue any press release or otherwise make any public statement without the prior written consent of the other, which consent shall not be unreasonably withheld or delayed.



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                                       38

         IN WITNESS WHEREOF, the parties hereto have caused this Debenture Purchase Agreement to be executed and delivered by their duly authorized officers as of the date first written above.


                               COMPASS PLASTICS & TECHNOLOGIES, INC.


                               By:      _______________________________________

                               Title:   _______________________________________


                               AB PLASTICS CORPORATION


                               By:      _______________________________________

                               Title:   _______________________________________



                               PINECREEK CAPITAL PARTNERS, L.P.


                               By:      _______________________________________

                               Title:   _______________________________________





                                       39